HealthStream Announces First Quarter 2021 Results Page 1 April 26, 2021	Exhibit 99.1

Contact:	Scott A. Roberts
Chief Financial Officer
(615) 301-3182
ir@healthstream.com

Media:
Mollie Condra, Ph.D.
Vice President,
Investor Relations &
Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2021 RESULTS

NASHVILLE, Tenn. (April 26, 2021)—HealthStream, Inc. (Nasdaq: HSTM), a leading provider of workforce and provider solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2021.

•	Revenues of $63.5 million in the first quarter of 2021, up 3% from $61.6 million in the first quarter of 2020.
•

Operating income of $3.3 million in the first quarter of 2021, down 54% from $7.2 million in the first quarter of 2020, which comparison was negatively impacted by a one-time contractual adjustment to cost of revenues in the amount of $3.4 million in the first quarter of 2020.

•

Net income of $2.3 million in the first quarter of 2021, down 68% from $7.1 million in the first quarter of 2020, which comparison was negatively impacted by $2.6 million from the contractual adjustment in the first quarter of 2020 referenced above.

•

Earnings per share (EPS) of $0.07 per share (diluted) in the first quarter of 2021 compared to $0.22 in the first quarter of 2020, which was impacted by $0.08 from the contractual adjustment in the first quarter of 2020 referenced above.

•	Adjusted EBITDA[1] of $13.6 million in the first quarter of 2021, up 14% from $11.9 million in the first quarter of 2020.
•	Completed the acquisition of ComplyALIGN, a Chicago-based healthcare technology company, on January 19, 2021, for $2.0 million in cash.
•	Kevin O’Hara joined HealthStream as Senior Vice President & General Manager, Platform Solutions; Scott Fenstermacher was named Senior Vice President, Sales.

Financial Results:

First Quarter 2021 Compared to First Quarter 2020

Revenues for the first quarter of 2021 increased by $1.9 million, or three percent, to $63.5 million, compared to $61.6 million for the first quarter of 2020. Revenues from our Workforce Solutions segment were $51.3 million for the first quarter of 2021, compared to $49.8 million for the first quarter of 2020. Contributions from recent acquisitions and growth in other workforce solutions more than offset the expected decline in revenues from legacy resuscitation products. While revenues from legacy resuscitation products effectively ceased at the end of 2020, revenues for the first quarter of 2021 included $1.8 million from legacy resuscitation products as some agreements will expire in early 2021, compared to $11.2 million in revenues from legacy resuscitation products during the first quarter of 2020. Workforce revenues also benefited from $0.4 million of growth from professional services, primarily associated with recently acquired businesses. Revenues from our Provider Solutions segment were $12.2 million for the first quarter of 2021, compared to $11.7 million for the first quarter of 2020. Revenue growth of $0.5 million was attributable to new VerityStream subscriptions.

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income and disclosure regarding why we believe adjusted EBITDA provides useful information to investors is included later in this release.

HealthStream Announces First Quarter 2021 Results Page 2 April 26, 2021

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue as part of “fair value” accounting. During the first quarter of 2021, HealthStream reported a reduction of $1.6 million to revenue and operating income and a reduction of $0.4 million to net income as a result of deferred revenue write-downs from acquisitions. During the first quarter of 2020, HealthStream reported a reduction of $0.1 million to revenue and operating income and a reduction of $34,000 to net income as a result of deferred revenue write-downs from acquisitions.

Operating income was $3.3 million for the first quarter of 2021, down 54 percent from $7.2 million for the first quarter of 2020. The decrease in operating income was primarily attributable to the $3.4 million one-time favorable contractual adjustment to royalty expense resulting in a reduction to cost of revenues in the first quarter of 2020. Also contributing to the decrease are higher operating expenses primarily associated with acquisitions completed during 2020 and the first quarter of 2021. Partially offsetting these declines in operating income was a $1.0 million non-recurring, non-cash benefit during the first quarter of 2021 related to the reduction of paid time off (PTO) expense resulting from modifications to the Company’s PTO policy.

Net income was $2.3 million in the first quarter of 2021, down 68 percent from $7.1 million in the first quarter of 2020, and EPS from was $0.07 per share (diluted) in the first quarter of 2021, compared to $0.22 per share (diluted) for the first quarter of 2020, with each comparison negatively impacted in the amount of $2.6 million, or $0.08 per diluted share, from the contractual adjustment in the first quarter of 2020 referenced above.

Adjusted EBITDA was $13.6 million for the first quarter of 2021, up 14 percent from $11.9 million in the first quarter of 2020.

At March 31, 2021, the Company had cash and cash equivalents and marketable securities of $56.0 million. Capital expenditures incurred during the first quarter of 2021 were $4.3 million.

Other Business Updates

At March 31, 2021, we had approximately 4.34 million contracted subscriptions to hStream™, our Platform-as-a-Service technology. hStream technology enables healthcare organizations and their respective workforces to easily connect to and gain value from the growing HealthStream ecosystem of applications, tools, and content.

On January 19, 2021, the Company acquired ProcessDATA, Ltd. (d/b/a ComplyALIGN and HospitalPORTAL), a Chicago-based healthcare technology company, for $2.0 million in cash, subject to customary purchase price adjustments. This acquisition adds an innovative, SaaS-based policy management system to our suite of solutions for healthcare organizations.

Management Team Announcements

On January 1, 2021, Kevin O’Hara joined HealthStream as Senior Vice President & General Manager, Platform Solutions, and Scott Fenstermacher—who previously served as Vice President, Sales—was promoted to Senior Vice President, Sales. Both new members of the Company’s executive team have approximately a decade of experience at HealthStream with Mr. O’Hara’s initial tenure served from 2001 – 2011 and Mr. Fenstermacher’s tenure beginning in early 2012. In his current position, Mr. O’Hara is responsible for the growth, development, and integration of the hStream platform throughout the Company. As Senior Vice President, Sales, Mr. Fenstermacher is responsible for the sales efforts of HealthStream’s Workforce Development and Platform solutions, providing executive-level guidance and direction.

HealthStream Announces First Quarter 2021 Results Page 3 April 26, 2021

Financial Outlook for 2021

The Company is updating its guidance for 2021 for the measures set forth below, including adjusted EBITDA, a non-GAAP financial measure as defined later in this release. For a reconciliation of projected adjusted EBITDA to projected net income (loss) (the most comparable GAAP measure) for 2021, see the table included on page 10 of this release.

	Full Year 2021 Guidance
Revenue
Workforce Solutions	$197.0	-	$205.0	million
Provider Solutions	48.0	-	50.0	million
Consolidated	$245.0	-	$255.0	million

Adjusted EBITDA[1]	$40.0	-	$44.0	million

Capital Expenditures	$25.0	-	$27.0	million

1 Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of projected adjusted EBITDA to projected net loss (the most comparable GAAP measure) is included later in this release.

The Company’s guidance for 2021 as set forth above reflects the Company’s assumptions regarding, among other things, the COVID-19 pandemic as noted below, anticipated integration costs and additional investments in sales, marketing, and product development in 2021 for recently acquired companies, and estimated deferred revenue write-downs of $4.0 to $4.3 million during 2021 as the result of recent acquisitions, which would result in corresponding reductions to net revenues and operating income during 2021.

The Company’s financial guidance assumes that public health conditions associated with the pandemic and general economic conditions (including conditions impacting healthcare organizations) continue to improve over the course of the year, including that COVID-19 vaccines continue to be successfully distributed and perform according to current expectations and that new variants of the virus, or other unknown variants, do not further impede recovery from the pandemic.

Commenting on first quarter 2021 results, Robert A. Frist, Jr., Chief Executive Officer of HealthStream, said, “We are starting the year strong with our team managing to outpace several anticipated headwinds to produce record adjusted EBITDA in the first quarter. Moreover, we acquired ComplyALIGN, contracted 121,000 net new hStream subscriptions to our platform, and added two outstanding executives to our management team in the quarter. Our focus remains on supporting healthcare organizations in developing their workforce and improving outcomes—and I believe our success in doing that positions us for sustained growth in 2021 as reflected in our increased guidance.”

A conference call with Robert A. Frist, Jr., Chief Executive Officer, Scott A. Roberts, Chief Financial Officer and Senior Vice President, and Mollie Condra, Vice President of Investor Relations and Corporate Communications, will be held on Tuesday, April 27, 2021, at 9:00 a.m. (ET). To listen to the conference, please dial 877-647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #5087987) for U.S. and Canadian callers and 404-537-3406 (conference ID #5087987) for international callers.

HealthStream Announces First Quarter 2021 Results Page 4 April 26, 2021

Use of Non-GAAP Financial Measures

This press release presents adjusted EBITDA, a non-GAAP financial measure used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that net income excluding the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses and before interest, income taxes, stock based compensation, depreciation and amortization, changes in fair value of non-marketable equity investments, the de-recognition of non-cash expense resulting from the PTO expense reduction in the first quarter of 2021 and the resolution of a mutual disagreement related to various elements of a past partnership which resulted in a reduction to cost of sales in the first quarter of 2020 (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain GAAP accounting, non-cash and non-operating items which may not, in any such case, fully reflect the underlying operating performance of our business. We also believe that adjusted EBITDA is useful to investors to assess the Company’s ongoing operating performance and to compare the Company’s operating performance between periods. In addition, beginning in 2021, executive bonuses are based on the achievement of adjusted EBITDA targets.

The Company has revised its definition of adjusted EBITDA to adjust for the derecognition of non-cash expense during the first quarter of 2021 related to the reduction of PTO expense resulting from modifications to the Company’s PTO policy. The Company has included an adjustment in the definition of adjusted EBITDA for the derecognition of this non-cash expense because this amount constitutes a non-cash benefit that management believes is outside of the ordinary course of the Company’s operations and is not reflective of the Company underlying operating performance.

As noted above, the definition of adjusted EBITDA includes an adjustment for the impact of the deferred revenue write-downs associated with fair value accounting for acquired businesses. Following the completion of any acquisition by the Company, the Company must record the acquired deferred revenue at fair value as defined in GAAP, which may result in a write-down of deferred revenue. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue, operating income, and net income in subsequent periods. Revenue for any such acquired business is deferred and is typically recognized over a one-to-two year period following the completion of any particular acquisition, so our GAAP revenues for this one-to-two year period will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value. Management believes that including an adjustment in the definition of adjusted EBITDA for the impact of the deferred write-downs associated with fair value accounting for acquired businesses provides useful information to investors because the deferred revenue write-down recognized in periods after an acquisition may, given the nature of this non-cash accounting impact, cause our GAAP financial results during such periods to not fully reflect our underlying operating performance and thus adjusting for this amount may assist in comparing the Company’s results of operations between periods.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, adjusted EBITDA is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

This non-GAAP financial measure should not be considered a substitute for, or superior to, measures of financial performance, which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of adjusted EBITDA to net income (loss) (the most comparable GAAP measure), which is set forth below in this release.

HealthStream Announces First Quarter 2021 Results Page 5 April 26, 2021

About HealthStream

HealthStream (Nasdaq: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by healthcare organizations across the U.S. for workforce development, training & learning management, nurse & staff scheduling, clinical education, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. HealthStream’s corporate office is in Nashville, Tennessee. For more information, visit http://www.healthstream.com or call 800-521-0574.

HealthStream Announces First Quarter 2021 Results Page 6 April 26, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Revenues, net	$63,468	$61,572
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	21,237	20,359
Product development	9,361	7,468
Sales and marketing	8,924	9,188
Other general and administrative expenses	11,493	9,864
Depreciation and amortization	9,153	7,449
Total operating costs and expenses	60,168	54,328

Operating income	3,300	7,244

Other (loss) income, net	(87)	1,706

Income before income tax provision	3,213	8,950
Income tax provision	922	1,858
Net income	$2,291	$7,092

Net income per share:
Basic	$0.07	$0.22
Diluted	$0.07	$0.22

Weighted average shares of common stock outstanding:
Basic	31,504	32,334
Diluted	31,526	32,357

HealthStream Announces First Quarter 2021 Results Page 7 April 26, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$45,348	$36,566
Marketable securities	10,622	9,928
Accounts and unbilled receivables, net	37,183	46,100
Prepaid and other current assets	21,824	22,131
Total current assets	114,977	114,725

Capitalized software development, net	27,190	26,631
Property and equipment, net	20,653	22,218
Operating lease right of use assets, net	27,276	28,081
Goodwill and intangible assets, net	279,447	279,155
Deferred tax assets	974	974
Deferred commissions	21,375	19,907
Other assets	9,790	8,622
Total assets	$501,682	$500,313

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$28,516	$38,266
Deferred revenue	88,390	81,176
Total current liabilities	116,906	119,442
Deferred tax liabilities	16,560	14,523
Deferred revenue, non-current	1,518	1,603
Operating lease liability, noncurrent	27,675	28,479
Other long-term liabilities	2,218	2,204
Total liabilities	164,877	166,251

Shareholders’ equity:
Common stock	272,001	271,784
Accumulated other comprehensive income	235	1
Retained earnings	64,569	62,277
Total shareholders’ equity	336,805	334,062
Total liabilities and shareholders' equity	$501,682	$500,313

HealthStream Announces First Quarter 2021 Results Page 8 April 26, 2021

HEALTHSTREAM, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2021	2020
Operating activities:
Net income	$2,291	$7,092
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,153	7,449
Share-based compensation	616	550
Amortization of deferred commissions	2,133	2,159
Deferred income taxes	486	500
Provision for doubtful accounts	142	288
Loss on equity method investments	54	11
Non-cash paid time off expense	(1,011)	—
Non-cash royalty expense	—	(3,440)
Change in fair value of non-marketable equity investments	—	(1,152)
Other	15	47
Changes in assets and liabilities:
Accounts and unbilled receivables	7,379	(4,573)
Prepaid and other assets	(3,372)	(3,935)
Accounts payable, accrued and other liabilities	(5,644)	(5,333)
Deferred revenue	6,862	6,453
Net cash provided by operating activities	19,104	6,116

Investing activities:
Business combinations, net of cash acquired	(731)	(21,421)
Changes in marketable securities	(705)	6,595
Payments to acquire non-marketable equity investments	(1,000)	—
Purchases of property and equipment	(1,898)	(1,010)
Payments associated with capitalized software development	(5,326)	(4,068)
Net cash used in investing activities	(9,660)	(19,904)

Financing activities:
Taxes paid related to net settlement of equity awards	(399)	(373)
Repurchases of common stock	—	(9,876)
Payment of cash dividends	(12)	(30)
Net cash used in financing activities	(411)	(10,279)

Effect of exchange rate changes on cash and cash equivalents	(251)	(46)
Net increase (decrease) in cash and cash equivalents	8,782	(24,113)
Cash and cash equivalents at beginning of period	36,566	131,538
Cash and cash equivalents at end of period	$45,348	$107,425

HealthStream Announces First Quarter 2021 Results Page 9 April 26, 2021

Reconciliation of GAAP to Non-GAAP Financial Measures(1)

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2021	2020
GAAP net income	$2,291	$7,092
Deferred revenue write-down	1,622	144
Interest income	(18)	(594)
Interest expense	32	25
Income tax provision	922	1,858
Stock based compensation expense	616	550
Depreciation and amortization	9,153	7,449
Non-cash paid time off expense	(1,011)	—
Change in fair value of non-marketable equity investments	—	(1,152)
Non-cash royalty expense	—	(3,440)
Adjusted EBITDA	$13,607	$11,932

(1)This press release contains certain non-GAAP financial measures, including adjusted EBITDA, which is used by management in analyzing its financial results and ongoing operational performance.

HealthStream Announces First Quarter 2021 Results Page 10 April 26, 2021

Reconciliation of GAAP to Non-GAAP Financial Measures

Financial Outlook for 2021

(In thousands)

(Unaudited)

	Low	High
Net income (loss)	$(1,900)	$600
Deferred revenue write-down	4,300	4,000
Interest income	(100)	(100)
Interest expense	100	100
Income tax provision (benefit)	(500)	300
Stock based compensation expense	2,500	2,800
Depreciation and amortization	36,600	37,300
Non-cash paid time off expense	(1,000)	(1,000)
Adjusted EBITDA	$40,000	$44,000

HealthStream Announces First Quarter 2021 Results Page 11 April 26, 2021

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for financial performance for 2021 as well as the anticipated impact of the COVID-19 pandemic on our financial results, that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements to be materially different from future results, performance, or achievements expressed or implied by the forward-looking statements, including, without limitation, as the result of developments related to the COVID-19 pandemic, including, without limitation, related to the length and severity of the pandemic; the timing and availability of medical treatments and vaccines with respect to COVID-19; the timing and effectiveness of the ongoing rollout of currently available vaccines; the spread of potentially more contagious and/or virulent forms of the virus; business and economic conditions resulting from the pandemic; the impact on the pandemic on healthcare organizations; measures we are taking to respond to the pandemic; and the impact of governmental action and regulation in connection with the pandemic (including the CARES Act); as well as risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 25, 2021, and in the Company’s other filings with the Securities and Exchange Commission from time to time. Consequently, such forward-looking information should not be regarded as a representation or warranty or statement by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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